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Exhibit (5)(b)

                BENESCH, FRIEDLANDER, COPLAN & ARONOFF LETTERHEAD

                                March 18, 1994

Board of Directors
Sudbury, Inc.
30100 Chagrin Blvd.
Cleveland, Ohio  44124

Ladies and Gentlemen:

        Sudbury, Inc., a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") with respect to (i) 450,000 shares of common stock, par value $.01 per share (the "Common Stock") to be purchased from time to time pursuant to the Sudbury Savings and Profit Sharing Plan (the "401(k) Plan"); and (ii) the participation interests of employees of the Company in the 401(k) Plan.

        You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, and such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the Company's Certificate of Incorporation, as amended, and the Registration Statement.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

        We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

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BENESCH, FRIEDLANDER, COPLAN & ARONOFF

Board of Directors
Sudbury, Inc.
March 15, 1994
Page 2

        On the basis of and in reliance on the foregoing, we are of the opinion that the participation interests in the 401(k) Plan to be issued to the participants in such plan, when issued in accordance with the respective terms of such plans, will be legally issued.

        The opinions in this letter are rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinions may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                        Very truly yours,

                                        /s/ Benesch, Friedlander, Coplan &
                                                                  Aronoff
                                        ----------------------------------
                                        BENESCH, FRIEDLANDER,
                                         COPLAN & ARONOFF






                                                March 14, 1994 - 9:00pm - TXH
                                                   CLE2 - 109171.1B - 20329\1